Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements give effect to the May 9, 2013 acquisition (the “Acquisition”) by Hardinge Inc. and certain of its indirect wholly-owned subsidiaries (collectively, the “Company”) of certain assets, liabilities and subsidiaries of Illinois Tool Works Inc. (the “Seller”, “ITW”) that were previously part of the ITW Workholding Business and specifically consist of the following: (i) certain assets and liabilities associated with the Seller’s Forkardt division in the United States (the “U.S. Assets”) and (ii) all of the issued and outstanding equity interests of (A) Forkardt Deutschland GmbH, a limited liability company existing under the laws of Germany (“Forkardt-Germany”); (B) Forkardt Schweiz GmbH, a company existing under the laws of Switzerland (“Forkardt-Switzerland”); and (C) Forkardt France SAS, a company existing under the laws of France (“Forkardt France”, along with the U.S. Assets, Forkardt-Germany and Forkardt-Switzerland, collectively, the “Forkardt Business”). The following unaudited pro forma condensed combined financial statements are based on the historical audited consolidated financial statements of the Company for the year ended December 31, 2012 included in the Company’s Annual Report (Form 10-K) filed with the Securities and Exchange Commission (Commission) on March 13, 2013; the historical unaudited consolidated statements for the Company for the three months ended March 31, 2013 included in the Company’s quarterly report (Form 10-Q) filed with the commission on May, 10, 2013 and the historical combined financial statements of the Forkardt Business for the year ended December 31, 2012 and the three months ended March 31, 2013 included elsewhere in this form 8-K/A

The unaudited pro forma condensed combined financial information of the Company gives effect to the Acquisition as if it had occurred (i) on March31, 2013 with respect to the unaudited pro forma condensed combined balance sheet and (ii) on January 1, 2012 with respect to the unaudited pro forma condensed combined statements of operations.

The combined financial statements of the Forkardt Business include an allocation of the estimated cost incurred by Forkardt Business’s parent to provide services and support functions to the Forkardt Business. These allocated costs are primarily related to centralized support functions, which generally include corporate administrative expenses, employee related costs including pensions and other benefits for corporate and shared employees. Because the cost structure of the Company is different than the Forkardt Business’s parent, the Company estimates that selling, general and administrative expenses may have been reduced by approximately $0.1 million and $0.5 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. These costs have been calculated based on the Company’s estimate of the overhead costs to be incurred based on our experience with our other operations of similar size and country of operations. These estimates are forward-looking and not necessarily indicative of actual costs that will be incurred

The unaudited pro forma condensed combined financial data is provided for comparative purposes only and does not purport to represent what the Company’s financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project the Company’s financial position or results of operations as of any future date or for any future period. This data should be read in conjunction with, and is qualified in its entirety by reference to:

•                  the Company’s historical audited consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s unaudited interim financial statements as of and for the three months ended March 31, 2013 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•                  the historical audited combined financial statements and related notes for the Forkardt Business for the year ended December 31, 2012 included in Exhibit 99.1 to this Current Report on Form 8-K; and,

•                  the historical unaudited combined financial statements and related notes for the Forkardt Business for the three months ended March 31, 2013 included in Exhibit 99.2 to this Current Report on Form 8-K.

HARDINGE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2013

(In Thousands Except Share and Per Share Data)

	Hardinge, Inc.
	and	Forkardt	Pro Forma		Pro Forma
	Subsidiaries	Business	Adjustments	Ref.	Combined
Assets
Cash and cash equivalents	$19,407	$390	$(10,390)	a	$9,407
Restricted cash	2,729	—	—		2,729
Accounts receivable, net	47,837	6,168	—		54,005
Inventories, net	125,235	4,025	1,029	b	130,289
Other current assets	13,413	1,251	—		14,664
Total current assets	208,621	11,834	(9,361)		211,094

Property, plant and equipment, net	68,690	3,498	2,756	c	74,944
Goodwill and other intangible assets, net	29,782	8,444	9,410	d	47,636
Other non-current assets	2,475	331	—		2,806
Total non-current assets	100,947	12,273	12,166		125,386
Total assets	$309,568	$24,107	$2,805		$336,480

Liabilities and shareholders’ equity
Accounts payable	$23,152	$1,232	$—		$24,384
Notes payable to bank	13,120	—	—		13,120
Accrued expenses	22,076	1,823	—		23,899
Customer deposits	19,009	100	—		19,109
Accrued income taxes	2,422	(145)	—		2,277
Deferred income taxes	2,878	—	118	e	2,996
Current portion of long-term debt	3,333	—	1,500	f	4,833
Total current liabilities	85,990	3,010	1,618		90,618

Long-term debt	3,883	—	21,500	f	25,383
Pension and postretirement liabilities	48,967	—	—		48,967
Deferred income taxes	3,273	2,046	(1,477)	e	3,842
Other liabilities	10,623	215	—		10,838
Total non-current liabilities	66,746	2,261	20,023		89,030

Common stock ($0.01 par value, 12,472,992 issued)	125	—	—		125
Group Equity	—	17,366	(17,366)	g	—
Additional paid-in capital	113,991	—	—		113,991
Retained earnings	81,766	—	—		81,766
Treasury shares	(9,192)	—	—		(9,192)
Accumulated other comprehensive loss	(29,858)	1,470	(1,470)	g	(29,858)
Total shareholders’ equity	156,832	18,836	18,836		156,832
Total liabilities and shareholders’ equity	$309,568	$24,107	$2,805		$336,480

See accompanying notes to the unaudited pro forma condensed combined financial statements

HARDINGE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2013

(In Thousands Except Share and Per Share Data)

	Hardinge, Inc.
	and	Forkardt	Pro Forma		Pro Forma
	Subsidiaries	Business	Adjustments	Ref.	Combined

Net sales	$67,219	$10,697	$—		$77,916
Cost of sales	48,246	6,696	128	h	55,070
Gross profit	18,973	4,001	(128)		22,846

Selling, general and administrative expenses	18,245	2,967	(595)	i, j	20,617
Gain on sale of assets	(42)	—	—		(42)
Other expense	318	(42)	—		267
Income from operations	452	1,076	467		1,995

Interest expense	205	—	178	k	383
Interest income	(15)	—	—		(15)
Income before income taxes	262	1,076	289		1,627

Income tax expense	222	323	141	l	686
Income from continuing operations	$40	$753	$148		$941

Weighted average common shares equivalents

Basic	11,660				11,660
Diluted	11,743				11,743

Basic earnings per share	$—				$0.08
Diluted earnings per share	$—				$0.08

See accompanying notes to the unaudited pro forma condensed combined financial statements

HARDINGE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2012

(In Thousands Except Share and Per Share Data)

	Hardinge, Inc.
	and	Forkardt	Pro Forma		Pro Forma
	Subsidiaries	Business	Adjustments	Ref.	Combined

Sales	$334,413	$46,889	$—		$381,302
Cost of sales	237,576	28,840	1,701	h	268,117
Gross profit	96,837	18,049	(1,701)		113,185

Selling, general and administrative expenses	76,196	12,730	225	j	89,151
Loss on sale of assets	80	—	—		80
Other expense	479	58	—		537
Income from operations	20,082	5,261	(1,926)		23,417

Interest expense	859	—	738	k	1,597
Interest income	(118)	(1)	—		(119)
Income before income taxes	19,341	5,262	(2,664)		21,939
Income taxes	1,486	1,650	(835)	l	2,301
Income from continuing operations	$17,855	$3,612	$(1,829)		$19,638

Weighted average common shares equivalents

Basic	11,557				11,557
Diluted	11,596				11,596

Basic earnings per share	$1.53				$1.69
Diluted earnings per share	$1.53				$1.68

See accompanying notes to the unaudited pro forma condensed combined financial statements

Hardinge Inc. and Subsidiaries

Notes To Unaudited Pro Forma

Condensed Combined Financial Statements

(A) Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information of the Company gives effect to the Acquisition as if it had occurred (i) on March 31, 2013 for the purposes of the unaudited pro forma condensed combined balance sheet as of March 31, 2013 and (ii) on January 1, 2012 for the purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and for the three months ended March 31, 2013. Certain amounts from the historical combined financial statements of the Forkardt Business have been reclassified to conform to the Company’s presentation.

General

The pro forma adjustments reflecting the Acquisition are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. The actual adjustments and the allocation of the final purchase price will depend on a number of factors, including but not limited to additional financial information available at such time. Therefore, the actual adjustments will differ from the pro forma adjustments and it is possible that the differences may be material. The Company’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not include potential financial benefits or expenses from operating expense efficiencies or revenue enhancements arising from the Acquisition. Additionally, the Company estimates that it will incur transaction related costs of approximately $1.5 million to $1.7 million associated with the Acquisition, which are not reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012.  The Company’s historical unaudited interim financial statements for the three months ended March 31, 2013 reflect transaction related costs of $0.6 million.

The unaudited pro forma condensed combined financial information is not intended to reflect the results of operations or the financial position that would have resulted had the Acquisition been effected on the dates indicated and if the Company and the Forkardt Business had been managed on a consolidated basis. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and the historical combined financial statements of the Forkardt Business included as an Exhibit to this Current Report on Form 8-K.

(B) Preliminary Estimate of Consideration Expected to be Transferred

The Company entered into an agreement to purchase the Forkardt Business for a purchase price of $34.3 million in cash, including working capital subject to customary post-closing adjustments. The net purchase price after adjustments was $34.5 million. The target working capital will be adjusted to reflect the actual working capital that was acquired on the closing date of the Acquisition; any increases in working capital will increase the purchase price, while decreases in working capital will decrease the purchase price. The Acquisition was financed through a combination of term debt and cash. The term debt was drawn from a new five-year credit facility.

The Acquisition will be accounted for under the acquisition method of accounting under which the net assets acquired will be recorded at their fair value. The determination of the fair value of the net assets acquired has not yet been finalized. Accordingly, the Company has estimated the purchase price allocation based on preliminary fair values of the assets acquired and liabilities assumed. This allocation is preliminary in nature, and is provided solely for the purposes of preparing the unaudited pro forma condensed combined statements of operations and balance sheet; accordingly adjustments to the preliminary allocation could be significant.

The determination of the fair value of net assets acquired required the use of significant assumptions and estimates. Critical estimates included, but are not limited to, future expected cash flows, including projected revenues and expenses, and applicable discount rates. These estimates were based on assumptions that the Company believes to be reasonable. However, actual results may significantly differ from these estimates.

Under the acquisition method of accounting, the total estimated purchase price is allocated to the Forkardt Business’s net tangible and intangible assets and assumed liabilities based on their estimated fair values at May 9, 2013. Based on the Company’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, the preliminary purchase price allocation is as follows:

Purchase price allocation at acquisition date (in thousands)	As of May 9, 2013
Cash and cash equivalents	$—
Accounts receivable	5,521
Inventories	5,357
Other current assets	1,180
Property, plant and equipment	6,271
Other non-current assets	105
Intangible assets	14,614
Accounts payable and other current liabilities	(3,342)
Other non-current liabilities	(1,211)

Total net assets	28,495
Goodwill	6,009

Total estimated purchase price	$34,504

As stated above, the purchase price allocation provided herein is preliminary in nature. Adjustments to the allocation of fair value to the assets acquired and liabilities assumed likely will occur at such time as a final valuation has been completed. Such adjustments may be significant.

(C) Pro Forma Adjustments

a)             The net cash outflow to fund a portion of the Forkardt Business acquisition purchase price;

b)             The estimated fair value adjustment on inventory;

c)              The estimated fair value adjustment of property, plant and equipment;

d)             The estimated fair value of intangibles established through purchase accounting ($14.7 million), and the remaining excess purchase price over the fair value of acquired tangible and intangible assets, net of assumed liabilities, which has been recorded as goodwill ($4.9 million), net of the Forkardt Business’s historical goodwill and other intangible assets ($8.4 million);

e)              To reflect the net deferred tax impact on the purchase price allocation of the Forkardt Business;

f)               To record Borrowings under a new five-year, $23.0 million term loan to fund a portion of the Forkardt Business acquisition purchase price;

g)              To eliminate the Forkardt Business’s historical shareholders equity;

h)             To record a net increase in depreciation expense associated with cost of sales as a result of estimated fair value measurements for property plant and equipment and to record the impact of the estimated fair value measurements associated with inventory ($0.1 million and $1.7 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively);

i)                 To reverse $0.6 million in expenses related to the acquisition of the Forkardt Business for the three months ended March 31, 2013;

j)                To record a net increase in depreciation and amortization associated with selling, general and administrative expenses as a result of estimated fair value measurements for property plant and equipment as well as the amortization expense associated with the fair market value of the intangible assets purchased ($0.1million and $0.2 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively);

k)             To record interest expense based on the increased borrowings under our new five-year term loan to fund a portion of the Forkardt Business acquisition purchase price. The estimated interest rate on these borrowings is calculated based on the pro forma earnings before interest, taxes, depreciation and amortization and the pro forma debt as of the date of the acquisition. This adjustment also includes the amortization of debt issuance costs incurred in connection with the additional borrowing, amortized over the life of the term loan of  $0.0 million and $0.1 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively;

The interest that the Company will ultimately pay on the borrowings under our term loan could vary greatly from what is assumed in these unaudited pro forma condensed combined financial statements and will depend on the actual timing and amount of borrowings and repayments, and changes in the variable interest rate, among other factors; and,

l)                 To adjust for the estimated impact on income tax expense related to the effects of the acquisition at an effective tax rate of  23.8% for the three months ended March 31, 2013 and 31.4% for the year ended December 31, 2012.